As Filed Pursuant to Rule 424(b)(7)
Registration No. 333-141914

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated April 5, 2007)

$575,000,000
Aggregate Principal Amount
of
3.80% Convertible Senior Notes due 2027
and
Common Shares of Beneficial Interest Issuable Upon Conversion
Thereof
of
Hospitality Properties Trust

This prospectus supplement supplements information contained in the prospectus dated April 5, 2007, covering resales by selling securityholders of our 3.80% Convertible Senior Notes due 2027, or the notes, and our common shares of beneficial interest, or common shares, issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common shares are set forth in the prospectus.

Investing in the notes and the common shares into which the notes are convertible involves risks.  See “Risk Factors” beginning on page 7 of the prospectus, as well as the risk factors that are incorporated by reference into the prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2007.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on pages 67 through 68 of the prospectus, as such table has been previously supplemented and updated by a previous prospectus supplement. Where the name of a selling securityholder identified in the table below appears in the table in the prospectus or the earlier prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or the earlier prospectus supplement.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to the prospectus, as amended or supplemented, and the number of common shares into which those notes are convertible.  Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common shares.

We have prepared the table below based on information received from the selling securityholders on or prior to May 1, 2007.  However, any or all of the notes or common shares listed below may be offered for sale pursuant to the prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or number of common shares that will be held by the selling securityholders upon consummation of any sales.  In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares Being Offered Hereby(2)	Number of Common Shares to be Owned After Completion of the Offering	Percentage of Common Shares Outstanding(1)
Advent Enhanced Phoenix(3)	$4,027,000	0	$4,027,000	0	79,741	0	0
Aristeia Partners L.P.(4)	$2,800,000	0	$2,800,000	0	55,445	0	0
Bank of America Pension Plan(5)	$2,500,000	0	$2,500,000	0	49,504	0	0
Black Diamond Convertible Offshore LDC(6)	$2,750,000	0	$2,750,000	0	54,454	0	0
Black Diamond Offshore Ltd.(7)	$910,000	0	$910,000	0	18,019	0	0
Credit Suisse Securities (USA) LLC(8)	$5,000,000	0	$5,000,000	0	99,009	0	0
DeepRock & Co.(9)	$900,000	0	$900,000	0	17,821	0	0
Double Black Diamond Offshore LDC(10)	$7,340,000	0	$7,340,000	0	145,345	0	0
Equity Overlay Fund, L.L.C.(11)	$1,100,000	0	$1,100,000	0	21,781	0	0
Florida Fruit & Vegetable Association(12)	$43,000	0	$43,000	0	851	0	0

Georgia Municipal Employees Benefit Program(13)	$651,000	0	$651,000	0	12,890	0	0
John Deere Pension Trust(14)	$900,000	0	$900,000	0	17,821	0	0
Magnetar Capital Master Fund, Ltd.(15)	$10,000,000	0	$10,000,000	0	198,018	0	0
Millennium Partners, L.P.(16)	$5,000,000	0	$5,000,000	0	99,009	0	0
Peoples Benefit Life Insurance Company Teamsters(17)	$10,650,000	0	$10,650,000	0	210,889	0	0
Redbourn Partnes Ltd.(18)	$7,450,000	0	$7,450,000	0	147,523	0	0
Retail Clerks Pension Trust #1(19)	$1,100,000	0	$1,100,000	0	21,781	0	0
Retail Clerks Pension Trust #2(20)	$900,000	0	$900,000	0	17,821	0	0
UBS Securities LLC(21)	$1,248,000	0	$1,248,000	201,339	24,712	201,339	*
All other holders of notes or future transferees of such holders(22)	$270,521,000	0	$270,521,000	201,339(23)	(24)	201,339	0

*	Less than 1%

(1)	Assumes the sale of all securities offered hereby (and only the securities offered hereby) on behalf of each holder by each such holder.

(2)
Represents maximum number of common shares issuable upon conversion of notes by a named selling securityholder at an initial conversion rate of 19.8018 common shares per $1,000 principal amount of notes (subject to adjustment under certain circumstances—see “Description of Notes—Conversion Rights” in the prospectus).

(3)	Tracy V. Maitland, President of Advent Enhanced Phoenix, exercises sole voting and investment power over the securities beneficially owned by Advent Enhanced Phoenix.

(4)
Aristeia Advisors LLC is the general partner for Aristeia Partners L.P. Kevin Turner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techer jointly own Aristeia Advisors LLC and share voting and investment power of the securities beneficially owned by Aristeia Partners L.P.

(5)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by Bank of America Pension Plan.

(6)
Clint D. Carlson, President of Carlson Capital, L.P., the investment advisor of Black Diamond Convertible Offshore LDC, exercises sole voting and investment power over the securities beneficially owned by Black Diamond Convertible Offshore LDC.

(7)
Clint D. Carlson, President of Carlson Capital, L.P., the investment advisor of Black Diamond Offshore Ltd., exercises sole voting and investment power over the securities beneficially owned by Black Diamond Offshore Ltd.

(8)
The selling securityholder has disclosed that it is a registered broker-dealer.   Therefore, it is deemed to be, under interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended.  Any profits realized by this selling securityholder may be deemed to be underwriting commissions.  This selling securityholder has represented that it acquired its securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings to distribute the securities. Jeff Andreski has voting and investment power over the securities beneficially owned by Credit Suisse Securities (USA) Inc.

(9)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by DeepRock & Co.

(10)
Clint D. Carlson, President of Carlson Capital, L.P., the investment advisor of Double Black Diamond Offshore LDC, exercises sole voting and investment power over the securities beneficially owned by Double Black Diamond Offshore LDC.

(11)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by Equity Overlay Fund, L.L.C.

(12)	Tracy V. Maitland, President of Florida Fruit & Vegetable Association, exercises sole voting and investment power over the securities beneficially owned by Florida Fruit & Vegetable Association.

(13)
Tracy V. Maitland, President of Georgia Municipal Employees Benefit Program, exercises sole voting and investment power over the securities beneficially owned by Georgia Municipal Employees Benefit Program.

(14)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by John Deere Pension Trust.

(15)
Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd., or Magnetar Master Fund, and consequently exercises voting control and investment power over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the securities held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of the securities owned by Magnetar Financial LLC.

(16)
Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting and investment power over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. and exercises sole voting and investment power over the securities beneficially owned by Millennium Partners, L.P. Millennium Management, L.L.C. and Mr. Englander disclaim beneficial ownership of these securities. Millennium Management, L.L.C., an affiliate of the following registered broker-dealers: Millenco, L.L.C., MLP Trading Co., LLC, Millennium Funding Associates, LLC, Advanced Securities Co., AEGIS Specialist, LLC and AIM Securities Co., informed us that they acquired the securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings to distribute the securities.

(17)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by Peoples Benefit Life Insurance Company Teamsters.

(18)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by Redborn Partners Ltd.

(19)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by Retail Clerks Pension Trust #1.

(20)	Alex Lach exercises sole voting and investment power over the securities beneficially owned by Retail Clerks Pension Trust #2.

(21)
The selling securityholder has disclosed that it is a registered broker-dealer.   Therefore, it is deemed to be, under interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended.  Any profits realized by this selling securityholder may be deemed to be underwriting commissions.  This selling securityholder has represented that it acquired its securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings to distribute the securities. John DiBacco exercises sole voting and investment power over the securities beneficially owned by UBS Securities LLC

(22)	Information concerning other selling securityholders will be set forth in additional prospectus supplements to the prospectus, if required.

(23)
Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any of our common securities other than common shares issuable upon conversion of the notes at the initial conversion rate.

(24)
A maximum of 5,000,000 common shares have been registered for resale upon conversion of the notes. Amounts in the table above may add up to more than 5,000,000 but in no event will we issue more than 5,000,000 common shares for resale under the prospectus, as supplemented. We do not anticipate issuing more than an aggregate of 5,000,000 shares in connection with conversions of the notes due to our ability to settle a portion of the conversions in cash. See “Description of Notes-Conversion Settlement” in the prospectus.